Exhibit 99

NEWS RELEASE

For Immediate Release

July 20, 2005

For Further Information Contact:

Charles R. Hageboeck, Chief Executive Officer and President

(304) 769-1102

City Holding Company Announces Second Quarter Earnings

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO), a $2.5 billion bank holding company headquartered in Charleston, today announced net income for the second quarter of $12.3 million, or diluted earnings per share of $0.71 compared to $13.3 million, or $0.79 per diluted share in the second quarter of 2004. The second quarter of 2004 included income of $3.2 million net of expenses and taxes, or $0.19 per diluted share, recognized in connection with the settlement of a derivative action brought against certain current and former directors and former executive officers of City Holding Company and City National Bank seeking to recover alleged damages on behalf of City Holding Company and City National Bank. After considering the effect of this settlement, net income for the second quarter of 2005 increased 21.8% and diluted earnings per share increased 18.3% compared to the second quarter of 2004. For the quarter, the Company achieved a return on assets of 2.09%, a return on equity of 19.76%, a net interest margin of 4.42%, and an efficiency ratio of 46.9%, placing the Company among the most profitable banks for the quarter. The market value of the Company’s stock increased 15.6% to $36.52 at June 30, 2005 compared to $31.58 at June 30, 2004. Based on the most recent 12-month earnings per diluted share and the stock price at June 30, 2005, City’s price/earnings ratio was 13.48.

During the second quarter of 2005, the Company successfully completed its acquisition and integration of Classic Bancshares, Inc. (Classic), parent company of Classic Bank. The acquisition of Classic was consummated by the exchange of a combination of approximately 1,580,000 shares of City stock and cash valued at $79.2 million. Classic had approximately $332 million in assets at the time of the merger and operated 10 banking offices in Eastern Kentucky and Southeastern Ohio. With the acquisition of Classic, City is now the largest commercial banking franchise in the Huntington/Ashland WV-KY-OH MSA with $361 million in deposits and 13 branches.

Based on the latest available deposit balance data, City also has the 1st largest commercial banking franchise in the Beckley/Lewisburg market (the West Virginia counties of Fayette, Greenbrier, Raleigh, and Summers) and has the 2nd largest commercial banking franchise in the Charleston, WV MSA. Additionally, City has a significant presence in the West Virginia counties of Berkeley, Jefferson, and Morgan. These counties are located in one of the fastest growing suburban areas surrounding Washington, D.C. and Baltimore, Maryland.

The Company continues to perform solidly across all measures. Primarily as a result of the acquisition of Classic, targeted loan balances grew significantly. Average quarterly commercial real estate loans were up 19.2% since June 30, 2004, average quarterly residential real estate balances were up 16.2% and average quarterly home equity loan balances were up 2.3% over the same period. Exclusive of the acquisition, targeted loan balances still continued to reflect favorable increases with average commercial real estate loans increasing 14.5%, average residential real estate loans up 5.0% and average home equity loans up 1.4% from the quarter ended June 30, 2004 to the quarter ended June 30, 2005. Average non-interest and interest bearing demand deposits grew 7.2% from the quarter ended June 30, 2004 to the quarter ended June 30, 2005 with the Classic acquisition representing 4.6% of this increase. Although the average balance of previously securitized loans and retained interests (which yielded 25.0% during the second quarter of 2005) decreased by $45.7 million compared to the second quarter of 2004, the Company was able to improve the level of net interest income through loan and deposit growth and by focusing on the origination of variable rate loans to benefit from rising interest rates. Of further note, between the second quarter of 2004 and the second quarter of 2005, service charge income grew 19.4% while non-interest expenses decreased slightly.

Balance Sheet Trends

As compared to June 30, 2004, loans have increased $250.4 million at June 30, 2005. The principal factor for this increase was the acquisition of Classic which added approximately $256.2 million in loans. Exclusive of the Classic acquisition, loans decreased $5.8 million from June 30, 2004 to June 30, 2005. The primary reasons for this decrease were decreases in previously securitized loans of $41.7 million (see discussion below) and continued decreases in loan portfolios that the Company has de-emphasized, including a decrease in unsecured consumer loans of $10.8 million and a decrease in indirect loans of $10.1 million. These decreases were offset by growth in targeted areas such as commercial real estate and residential real estate, which grew by $32.9 million and $22.3 million, respectively. Total average depository balances increased $109.3 million, or 6.6%, from the quarter ended June 30, 2004 to the quarter ended June 30, 2005. This growth was primarily attributable to the Classic acquisition, which increased total average depository balances by $102.6 million. Additionally, City has continued to focus on increasing its level of non-interest bearing deposit accounts. To that end and exclusive of the Classic transaction, the Company was able to increase average non-interest balances by 4.7% from the second quarter of 2004 to the second quarter of 2005.

Previously Securitized Loans

Between 1997 and 1999, the Company originated and securitized $760 million in 125% loan to value junior-lien underlying mortgages in six separate pools. The Company had a retained interest in the residual cash flows associated with these underlying mortgages after satisfying priority claims. Principal amounts owed to investors in the securitizations were evidenced by notes that were subject to redemption under certain circumstances. When the notes were redeemed during 2003 and 2004, the Company became the beneficial owner of the mortgage loans and recorded the loans as “Previously Securitized Loans” within the loan portfolio. At June 30, 2005, the Company reported “Previously Securitized Loans” of $41.7 million compared to $83.4 million and $58.4 million at June 30, 2004 and December 31, 2004, respectively, representing a decrease of 50.0% and 28.7%, respectively. As a result of this decrease, interest income associated with previously securitized loans and retained interests decreased by $1.0 million from the second quarter of 2004 to the second quarter of 2005. This decrease in interest income was offset by targeted loan growth in the commercial real estate and residential real estate loan portfolios and by an increase net interest margin yield due to the Company’s positioning of its balance sheet to benefit from rising interest rates.

Because the carrying value of the previously securitized loans incorporates discounts for expected prepayment and default rates, the carrying value of the loans is generally less than the contractual outstanding balance of the loans. As of June 30, 2005, the contractual outstanding balances of the mortgages securitized were $59.4 million while the carrying value of these assets was $41.7 million. The difference between the carrying value and the contractual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. An impairment charge on previously securitized loans would be provided through the Company’s provision and allowance for loan losses if the discounted present value of estimated future cash flows decline below the recorded value of previously securitized loans.

The Company estimates the net carrying value of previously securitized loan balances to decrease as shown below:

December 31, 2005	$34 million
December 31, 2006	$23 million
December 31, 2007	$17 million
December 31, 2008	$13 million

The yield on the previously securitized loans was 24.95% for the quarter ended June 30, 2005 compared to 22.44% for the quarter ended March 31, 2005 and 16.79% for the quarter ended December 31, 2004. The yield on the previously securitized loans has increased due to default rates being less than previously estimated and balances prepaying faster than previously estimated. In addition, the Company has now assumed the servicing of all of the pool balances. This has also favorably impacted the yield realized on the previously securitized loans due to the elimination of the servicing fees previously being paid to the external servicing agent and increased collection efforts. As a result, the yield is now estimated to be in the range of 24% and 27%, depending on defaults and prepayment rates experienced on these loans in the future.

Net Interest Income

The Company’s tax equivalent net interest income increased $2.2 million, or 10.1%, from $21.7 million during the second quarter of 2004 to $23.9 million during the second quarter of 2005. The increase was primarily the result of the acquisition of Classic and increased interest income from the Company’s traditional loan portfolio. As a result of the Classic acquisition, net interest income increased $1.4 million during the quarter ended June 30, 2005. Interest income from traditional loan products increased $2.4 million, or 13.4%, from the quarter ended June 30, 2004 to the quarter ended June 30, 2005. This increase was due to an increase in the average balances outstanding of $64.4 million, or 4.8%, and as a result of increased yields on such loans of approximately 26 basis points. The yield realized on loans increased as a result of the increases by the Federal Reserve in the Federal Funds rate and the Company’s positioning of its balance sheet to benefit from such an increased interest rate environment.

These increases were partially offset by decreased income associated with the previously securitized loans and increased interest expense. Decreasing balances of previously securitized loans and retained interests with high yields reduced the amount of interest income reported. Average balances of previously securitized loans and retained interests decreased from $91.3 million for the quarter ended June 30, 2004 to $45.6 million for the quarter ended June 30, 2005. As a result of the decrease in balances of $45.7 million, interest income related to previously securitized loans and retained interests decreased $1.0 million from the quarter ended June 30, 2004 to the quarter ended June 30, 2005. Due to the Classic acquisition and the increasing interest rate environment, interest expense increased $1.2 million from the second quarter of 2004 to the second quarter of 2005.

The net interest margin for the second quarter of 2005 of 4.42% represented a 20 basis point increase from the second quarter of 2004 net interest margin of 4.22% and approximated the net interest margin of 4.40% for the quarter ended March 31, 2005. In order to offset the decreasing balances of high yielding previously securitized loans and resultant lower levels of interest income from these assets, the Company positioned its balance sheet to benefit from rising interest rates by focusing on the origination of variable rate loans in its traditional lending areas of residential real estate, home equity and commercial real estate loans. Since June 2004, the Federal funds rate has increased 225 basis points from 1.00% to 3.25% in June 2005. As a result of this increase in rates and excluding the impact of previously securitized loans, retained interests, and the acquisition of Classic, the Company’s net interest margin increased 33 basis points, or $1.8 million, from the quarter ended June 30, 2004 to the quarter ended June 30, 2005. Because of the Company’s strong core deposit base of checking accounts and savings accounts, management believes that an increasing interest rate environment will continue to beneficially impact the Company’s net interest income excluding the impact of previously securitized loans. However, due to the continued decrease in high yielding balances of previously securitized loans, the Company’s ability to report positive net interest margin trends will be dependent upon its ability to increase loan balances and/or a continued rising interest rate environment.

Credit Quality

At June 30, 2005, the Allowance for Loan Losses (“ALLL”) was $18.3 million or 1.14% of total loans outstanding and 464% of non-performing loans compared to $17.8 million or 1.31% of loans outstanding and 487% of non-performing loans at December 31, 2004, and $19.8 million or 1.47% of loans outstanding and 493% of non-performing loans at June 30, 2004. While the Company recorded no provision for loan losses in the second quarter of 2005 and has not recorded a provision for loan losses since the second quarter of 2002, the Company’s ALLL increased from March 31, 2005 to June 30, 2005, due to the acquisition of Classic. During the last three years, management has implemented a number of strategic initiatives to strengthen the loan portfolio including tightening credit standards, changing the overall mix of the portfolio to include a higher proportion of real estate secured loans, and identifying and charging-off or resolving problem loans. As a result of these initiatives, the quality of the Company’s loan portfolio has increased significantly as evidenced by the improvement in its ratio of non-

performing assets to total loans and other real estate owned from 1.38% at June 30, 2002 to 0.28% at June 30, 2005. As the Company’s asset quality has improved, the ALLL has decreased. However, given the relatively stable credit profile achieved over the last several years, the Company expects that it may begin to record a provision for loan losses within the next three to six months. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and potential recoveries of previously charged-off loans. The Company believes that its methodology for determining its ALLL adequately provides for probable losses inherent in the loan portfolio at June 30, 2005.

The Company had net charge-offs of $1.3 million for the second quarter of 2005. During the second quarter, the Company sold a commercial real estate loan, which had been originated in 1999, to a third party resulting in a $0.6 million charge-off. The Company’s ALLL included $0.7 million that had previously been allocated specifically for this credit. Although the ratio of ALLL to loans outstanding decreased from 1.22% at March 31, 2005 to 1.14% at June 30, 2005, the Company believes that the ALLL remains adequate at June 30, 2005 to provide for probable losses inherent in the loan portfolio. The Company also recovered approximately $0.3 million associated with a commercial real estate loan that had been charged-off in the first quarter of 2005.

Net charge-offs on depository accounts were $0.6 million, or 46% of total net charge-offs. While charge-offs on depository accounts are appropriately taken against the ALLL, the revenue associated with depository accounts is reflected in service charges, and has been steadily growing as the Company’s core base of checking accounts has grown.

Non-performing assets were $4.4 million at June 30, 2005, representing 0.28% of total loans and other real estate owned. This ratio has been very stable over the last two years, fluctuating between 0.28% at June 30, 2005, and 0.38% at September 30, 2003.

Non-interest Income

Net of investment securities gains and legal settlement, non-interest income increased $1.3 million, or 11.7%, to $12.1 million in the second quarter of 2005 as compared to $10.8 million in the second quarter of 2004. The largest source of non-interest income is service charges from depository accounts, which increased $1.6 million or 19.4%, from $8.1 million during the second quarter of 2004 to $9.7 million during the second quarter of 2005. The increase during the second quarter was primarily a reflection of an increase in the number of customers that the Company is serving while the Classic acquisition accounted for $0.3 million, or 3.9%, of this increase. Trust fee and insurance commissions decreased $0.2 million and $0.2 million, respectively, from the second quarter of 2004 to the second quarter of 2005 as both areas of business experienced items of a non-recurring nature during the second quarter of 2004. In total, non-interest income represented approximately 34% of total revenues (net interest income plus non-interest income), for the quarter ended June 30, 2005 compared to other similarly sized banking companies which average approximately 24% of total revenues derived from non-interest income.

Non-interest Expenses

Non-interest expenses decreased from $17.0 million in the second quarter of 2004 to $16.8 million in the second quarter of 2005. The Classic acquisition increased non-interest expenses by $0.5 million during the second quarter of 2005. Excluding the impact of Classic non-interest expenses decreased $0.7 million primarily due to litigation expense of $0.6 million incurred during the second quarter of 2004 associated with the resolution of the Company’s derivative lawsuit. Aside from these two issues, the Company essentially held non-interest expenses flat in the second quarter of 2005 versus the second quarter of 2004.

The Company’s efficiency ratio was 46.9% for the quarter ended June 30, 2005, versus 44.9% for the quarter ended June 30, 2004. After considering the effect of income and expenses associated with the settlement of the derivative lawsuit, the efficiency ratio improved from 50.7% for the quarter ended June 30, 2004 to 46.9% for the quarter ended June 30, 2005. This decrease is a result of the Company’s ability to control its non-interest expenses. The average efficiency ratio for the Company’s peer group for the most recently reported quarter was 55.6%.

Capitalization and Liquidity

One of the Company’s strengths is that it is highly profitable while maintaining strong liquidity and capital. With respect to liquidity, the Company’s loan to deposit ratio was 84.5% and the loan to asset ratio was 63.8% at June 30, 2005. The Company maintained investment securities totaling 26.0% of assets as of this date. Further, the Company’s deposit mix is weighted heavily toward checking and saving accounts that fund 44.4% of assets at June 30, 2005. Time deposits fund 31.2% of assets at June 30, 2005, but very few of these deposits are in accounts that have balances of more than $150,000, reflecting the core retail orientation of the Company. Equity represents 11.1% of total assets, leaving only 13.3% of the Company’s assets funded by short and long-term borrowings and other liabilities.

The Company is also strongly capitalized. Capitalization (as measured by average equity to average assets) was 10.57% for the quarter ended June 30, 2005 as a result of the Company’s strong earnings. The Company’s tangible equity ratio was 8.83% at June 30, 2005 compared with a tangible equity ratio of 8.71% at June 30, 2004. The Company was able to maintain this ratio despite the completion of an acquisition that was funded by cash of approximately 25% due to its continued strong earnings performance. With respect to regulatory capital, at June 30, 2005, the Company’s Leverage Ratio is 10.59%, the Tier I Capital ratio is 14.27%, and the Total Risk-Based Capital ratio is 15.32%. These regulatory capital ratios are significantly above levels required to be considered “well capitalized,” which is the highest possible regulatory designation.

During the second quarter of 2005, the Company repurchased 137,476 common shares at a weighted average price of $33.65 as part of a 1 million share repurchase plan authorized by the Board of Directors in June 2002. On June 29, 2005, the Company announced that the Board of Directors authorized the Company to buy back up to 1,000,000 shares of its common shares (approximately 5% of outstanding shares) in open market transactions at prices that are accretive to the earnings per share of continuing shareholders. No time limit was placed on the duration of the share repurchase program. As part of this authorization, the Company rescinded the previous share repurchase program plan approved in June 2002. The Company had repurchased 755,216 shares under the June 2002 Stock Repurchase Plan.

Other Events of Interest

On July 11, 2005, the Company announced that Greg Shrewsbury had been named Senior Vice President and Director of Human Resources.

On July 19, 2005, the Company announced plans to open a new branch location in the Potomac Marketplace in Ranson, West Virginia. Ranson is located in Jefferson County, one of the state’s fastest growing counties. This branch is expected to open in the first quarter of 2006.

During the second quarter City opened a new branch in the Wal-Mart Supercenter located in Mac Arthur, West Virginia and will be opening a branch in the Ashland, Kentucky Wal-Mart Supercenter in the third quarter. These are the third and fourth branches to be opened by City in Wal-Mart’s in the last year. The Company has been pleased with the initial success of its partnership with Wal-Mart.

City Holding Company is the parent company of City National Bank of West Virginia. City National operates 67 branches across West Virginia, Eastern Kentucky and Southern Ohio.

Forward Looking Information

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could result in the Company’s actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may not continue to experience significant recoveries of previously charged-off loans and the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans, (4) the Company could have adverse legal actions of a material nature, (5) the Company may face competitive loss of customers, (6) the Company may be unable to manage its expense levels, (7) the Company may have difficulty retaining key employees, (8) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions, (9) changes in general economic conditions and increased competition could adversely affect the Company’s operating results, (10) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results, and (11) the Company may experience difficulties growing loan and deposit balances. Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

CITY HOLDING COMPANY AND SUBSIDIARIES

Financial Highlights

(Unaudited)

	Three Months Ended
	June 30 2005	June 30 2004	Percent Change
Earnings ($000s, except per share data):
Net Interest Income (FTE)	$23,863	$21,679	10.07%
Net Income	12,349	13,298	(7.14)%
Earnings per Basic Share	0.72	0.80	(10.00)%
Earnings per Diluted Share	0.71	0.79	(10.13)%

Key Ratios (percent):
Return on Average Assets	2.09%	2.39%	(12.65)%
Return on Average Equity	19.76%	25.64%	(22.92)%
Net Interest Margin	4.42%	4.22%	4.74%
Efficiency Ratio	46.90%	44.92%	4.41%
Average Shareholders’ Equity to Average Assets	10.57%	9.33%	13.32%

Risk-Based Capital Ratios (a):
Tier I	14.27%	14.43%	(1.11)%
Total	15.32%	15.68%	(2.30)%

Common Stock Data:
Cash Dividends Declared per Share	$0.25	$0.22	13.64%
Book Value per Share	15.56	11.89	30.87%
Market Value per Share:
High	37.00	35.71	3.61%
Low	27.57	27.30	0.99%
End of Period	36.52	31.58	15.64%

Price/Earnings Ratio (b)	12.68	9.87	28.49%

	Six Months Ended
	June 30 2005	June 30 2004	Percent Change
Earnings ($000s, except per share data):
Net Interest Income (FTE)	$46,360	$44,248	4.77%
Net Income	24,027	24,301	(1.13)%
Earnings per Basic Share	1.42	1.46	(2.74)%
Earnings per Diluted Share	1.40	1.43	(2.10)%

Key Ratios (percent):
Return on Average Assets	2.10%	2.19%	(4.34)%
Return on Average Equity	20.30%	23.99%	(15.37)%
Net Interest Margin	4.44%	4.33%	2.47%
Efficiency Ratio	47.12%	47.65%	(1.11)%
Average Shareholders’ Equity to Average Assets	10.33%	9.14%	12.98%

Common Stock Data:
Cash Dividends Declared per Share	$0.50	$0.44	13.64%
Market Value per Share:
High	37.00	36.18	2.27%
Low	27.57	27.30	0.99%

(a)	June 30, 2005 risk-based capital ratios are estimated.
(b)	June 30, 2005 price/earnings ratio computed based on annualized second quarter 2005 earnings.

CITY HOLDING COMPANY AND SUBSIDIARIES

Financial Highlights

(Unaudited)

Book Value and Market Price Range per Share

	Book Value per Share				Market Price Range per Share
	March 31	June 30	September 30	December 31	Low	High
2001	$8.82	$8.70	$8.37	$8.67	$5.13	$13.94
2002	8.92	9.40	9.64	9.93	12.04	30.20
2003	10.10	10.74	11.03	11.46	25.50	37.15
2004	12.09	11.89	12.70	13.03	27.30	37.58
2005	13.20	15.56			27.57	37.00

Earnings per Basic Share

	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date
2001	$(0.34)	$(1.19)	$(0.46)	$0.45	$(1.54)
2002	0.38	0.45	0.53	0.56	1.92
2003	0.56	0.73	0.69	0.64	2.62
2004	0.66	0.80	0.66	0.67	2.79
2005	0.70	0.72			1.42

Earnings per Diluted Share

	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date
2001	$(0.34)	$(1.19)	$(0.46)	$0.45	$(1.54)
2002	0.38	0.45	0.52	0.55	1.90
2003	0.55	0.72	0.68	0.63	2.58
2004	0.65	0.79	0.65	0.66	2.75
2005	0.69	0.71			1.40

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Three Months Ended June 30,
	2005	2004
Interest Income
Interest and fees on loans	$24,523	$21,384
Interest on investment securities:
Taxable	7,682	7,374
Tax-exempt	447	457
Interest on retained interests	—	67
Interest on deposits in depository institutions	24	11
Interest on federal funds sold	—	—

Total Interest Income	32,676	29,293

Interest Expense
Interest on deposits	6,605	5,715
Interest on short-term borrowings	787	195
Interest on long-term debt	1,662	1,950

Total Interest Expense	9,054	7,860

Net Interest Income	23,622	21,433
Provision for loan losses	—	—

Net Interest Income After Provision for Loan Losses	23,622	21,433

Non-Interest Income
Investment securities gains	18	124
Service charges	9,685	8,110
Insurance commissions	545	718
Trust fee income	462	627
Bank owned life insurance	545	591
Mortgage banking income	106	71
Legal settlement	—	5,453
Other income	737	695

Total Non-Interest Income	12,098	16,389

Non-Interest Expense
Salaries and employee benefits	8,404	8,390
Occupancy and equipment	1,564	1,459
Depreciation	994	974
Professional fees and litigation expense	514	1,181
Postage, delivery, and statement mailings	615	598
Advertising	762	651
Telecommunications	513	463
Insurance and regulatory	365	320
Office supplies	275	273
Repossessed asset (gains) losses, net of expenses	(16)	(108)
Loss on early extinguishment of debt	—	263
Other expenses	2,849	2,521

Total Non-Interest Expense	16,839	16,985

Income Before Income Taxes	18,881	20,837
Income tax expense	6,532	7,539

Net Income	$12,349	$13,298

Basic earnings per share	$0.72	$0.80
Diluted earnings per share	$0.71	$0.79
Average Common Shares Outstanding:
Basic	17,268	16,694
Diluted	17,475	16,935

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Six Months Ended June 30,
	2005	2004
Interest Income
Interest and fees on loans	$46,713	$43,107
Interest on investment securities:
Taxable	15,328	14,598
Tax-exempt	882	934
Interest on retained interests	—	807
Interest on deposits in depository institutions	42	22
Interest on federal funds sold	4	—

Total Interest Income	62,969	59,468

Interest Expense
Interest on deposits	12,473	11,407
Interest on short-term borrowings	1,364	361
Interest on long-term debt	3,247	3,955

Total Interest Expense	17,084	15,723

Net Interest Income	45,885	43,745
Provision for loan losses	—	—

Net Interest Income After Provision for Loan Losses	45,885	43,745

Non-Interest Income
Investment securities gains	21	1,136
Service charges	18,128	15,491
Insurance commissions	1,137	1,378
Trust fee income	1,053	1,114
Bank owned life insurance	1,536	1,172
Mortgage banking income	224	139
Legal settlement	—	5,453
Other income	1,443	1,427

Total Non-Interest Income	23,542	27,310

Non-Interest Expense
Salaries and employee benefits	16,324	16,517
Occupancy and equipment	3,039	2,953
Depreciation	1,938	1,980
Professional fees and litigation expense	1,079	2,025
Postage, delivery, and statement mailings	1,268	1,283
Advertising	1,467	1,307
Telecommunications	986	929
Insurance and regulatory	731	651
Office supplies	478	585
Repossessed asset (gains) losses, net of expenses	(15)	(51)
Loss on early extinguishment of debt	—	263
Other expenses	5,557	4,977

Total Non-Interest Expense	32,852	33,419

Income Before Income Taxes	36,575	37,636
Income tax expense	12,548	13,335

Net Income	$24,027	$24,301

Basic earnings per share	$1.42	$1.46
Diluted earnings per share	$1.40	$1.43
Average Common Shares Outstanding:
Basic	16,938	16,687
Diluted	17,145	16,954

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited) ($ in 000s)

	Three Months Ended
	June 30, 2005	June 30, 2004
Balance at April 1	$219,302	$202,204

Net income	12,349	13,298
Other comprehensive income:
Change in unrealized gain on securities available-for-sale	2,660	(11,196)
Change in unrealized loss on interest rate swaps	(104)	—
Cash dividends declared ($0.25/share)	(4,497)	—
Cash dividends declared ($0.22/share)	—	(3,657)
Issuance of 1,580,034 shares for acquisition of Classic Bancshares, net 108,173 owned and transferred to treasury	54,339	—
Exercise of 15,018 stock options	200	—
Exercise of 10,325 stock options	—	149
Purchase of 139,776 common shares of treasury	(4,625)	—
Purchase of 109,300 common shares of treasury	—	(3,229)

Balance at June 30	$279,624	$197,569

	Six Months Ended
	June 30, 2005	June 30, 2004
Balance at January 1	$216,080	$190,690

Net income	24,027	24,301
Other comprehensive income:
Change in unrealized gain on securities available-for-sale	(2,086)	(7,825)
Change in unrealized loss on interest rate swaps	(104)	—
Cash dividends declared ($0.50/share)	(8,651)	—
Cash dividends declared ($0.44/share)	—	(7,335)
Issuance of 1,580,034 shares for acquisition of Classic Bancshares, net 108,173 owned and transferred to treasury	54,339	—
Issuance of 4,800 stock award shares	147	—
Exercise of 38,368 stock options	497	—
Exercise of 84,803 stock options	—	967
Purchase of 139,776 common shares for treasury	(4,625)	—
Purchase of 109,300 common shares for treasury	—	(3,229)

Balance at June 30	$279,624	$197,569

CITY HOLDING COMPANY AND SUBSIDIARIES

Condensed Consolidated Quarterly Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Quarter Ended
	June 30 2005	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004
Interest income	$32,676	$30,293	$29,746	$29,667	$29,293
Taxable equivalent adjustment	241	233	236	236	246

Interest income (FTE)	32,917	30,526	29,982	29,903	29,539
Interest expense	9,054	8,030	8,112	8,035	7,860

Net interest income	23,863	22,496	21,870	21,868	21,679
Provision for loan losses	—	—	—	—	—

Net interest income after provision for loan losses	23,863	22,496	21,870	21,868	21,679

Noninterest income	12,098	11,444	11,869	10,856	16,389
Noninterest expense	16,839	16,013	17,131	15,783	16,985

Income before income taxes	19,122	17,927	16,608	16,941	21,083
Income tax expense	6,532	6,016	5,285	5,749	7,539
Taxable equivalent adjustment	241	233	236	236	246

Net income	$12,349	$11,678	$11,087	$10,956	$13,298

Basic earnings per share	$0.72	$0.70	$0.67	$0.66	$0.80
Diluted earnings per share	0.71	0.69	0.66	0.65	0.79
Cash dividends declared per share	0.25	0.25	0.22	0.22	0.22

Average Common Share (000s):
Outstanding	17,268	16,605	16,572	16,584	16,694
Diluted	17,475	16,812	16,810	16,812	16,935

Net Interest Margin	4.42%	4.40%	4.27%	4.27%	4.20%

CITY HOLDING COMPANY AND SUBSIDIARIES

Non-Interest Income and Non-Interest Expense

(Unaudited) ($ in 000s)

	Quarter Ended
	June 30 2005	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004
Non-Interest Income:
Service charges	$9,685	$8,443	$8,678	$8,440	$8,110
Insurance commissions	545	592	754	600	718
Trust fee income	462	591	466	446	627
Bank owned life insurance	545	991	1,184	575	591
Mortgage banking income	106	118	70	72	71
Other income	737	706	685	719	695

Subtotal	12,080	11,441	11,837	10,852	10,812
Investment security gains	18	3	32	4	124
Net proceeds from litigation settlement	—	—	—	—	5,453

Total Non-Interest Income	$12,098	$11,444	$11,869	$10,856	$16,389

Non-Interest Expense:
Salaries and employee benefits	$8,404	$7,920	$9,578	$8,150	$8,390
Occupancy and equipment	1,564	1,475	1,560	1,472	1,459
Depreciation	994	944	981	972	974
Professional fees and litigation expense	514	565	571	668	1,181
Postage, delivery, and statement mailings	615	653	589	601	598
Advertising	762	705	600	459	651
Telecommunications	513	473	403	488	463
Insurance and regulatory	365	366	330	342	320
Office supplies	275	203	210	252	273
Repossessed asset (gains) losses, net of expenses	(16)	1	(31)	5	(108)
Loss on early exinguishment of debt	—	—	—	—	263
Other expenses	2,849	2,708	2,340	2,374	2,521

Total Non-Interest Expense	$16,839	$16,013	$17,131	$15,783	$16,985

Employees (Full Time Equivalent)	767	689	691	692	692
Branch Locations	67	56	56	56	54

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

($ in 000s)

	June 30 2005	December 31 2004
	(Unaudited)
Assets
Cash and due from banks	$59,647	$52,854
Interest-bearing deposits in depository institutions	3,302	3,230

Cash and cash equivalents	62,949	56,084

Investment securities available-for-sale, at fair value	594,729	620,034
Investment securities held-to-maturity, at amortized cost	56,764	59,740

Total investment securities	651,493	679,774

Loans:
Residential real estate	596,893	469,458
Home equity	307,354	308,173
Commercial real estate	445,241	400,801
Other commercial	138,923	71,311
Installment	48,668	18,145
Indirect	6,048	10,324
Credit card	16,188	18,126
Previously securitized loans	41,670	58,436

Gross Loans	1,600,985	1,354,774
Allowance for loan losses	(18,298)	(17,815)

Net loans	1,582,687	1,336,959

Bank owned life insurance	51,925	50,845
Premises and equipment	41,390	34,607
Accrued interest receivable	12,141	9,868
Net deferred tax assets	24,280	27,025
Other assets	82,161	18,068

Total Assets	$2,509,026	$2,213,230

Liabilities
Deposits:
Noninterest-bearing	$344,567	$319,425
Interest-bearing:
Demand deposits	458,753	411,127
Savings deposits	309,489	281,466
Time deposits	782,775	660,705

Total deposits	1,895,584	1,672,723
Short-term borrowings	156,770	145,183
Long-term debt	145,787	148,836
Other liabilities	31,261	30,408

Total Liabilities	2,229,402	1,997,150

Stockholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 and 16,919,248 shares issued at June 30, 2005 and December 31, 2004 less 523,172 and 331,191 shares in treasury, respectively	46,249	42,298
Capital surplus	108,269	55,512
Retained earnings	143,551	128,175
Cost of common stock in treasury	(15,111)	(8,761)
Accumulated other comprehensive (loss) income:
Unrealized (loss) gain on securities available-for-sale	(805)	1,281
Unrealized (loss) on interest rate swaps	(104)	—
Underfunded pension liability	(2,425)	(2,425)

Total Accumulated Other Comprehensive (Loss) Income	(3,334)	(1,144)

Total Stockholders’ Equity	279,624	216,080

Total Liabilities and Stockholders’ Equity	$2,509,026	$2,213,230

CITY HOLDING COMPANY AND SUBSIDIARIES

Loan Portfolio

(Unaudited) ($ in 000s)

	June 30 2005	March 31 2005	December 31 2004	September 30 2004	June 30 2004
Residential real estate	$596,893	$463,869	$469,458	$468,372	$459,759
Home equity	307,354	302,262	308,173	304,934	301,231
Commercial real estate	445,241	409,064	400,801	377,742	374,292
Other commercial	138,923	66,485	71,311	70,745	73,139
Loans to depository institutions	—	10,000	—	—	—
Installment	48,668	16,065	18,145	20,221	24,722
Indirect	6,048	7,960	10,324	13,020	16,140
Credit card	16,188	16,954	18,126	17,893	17,961
Previously securitized loans	41,670	50,588	58,436	70,970	83,385

Gross Loans	$1,600,985	$1,343,247	$1,354,774	$1,343,897	$1,350,629

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields, and Rates

(Unaudited) ($in 000s)

	Three Months Ended June 30,
	2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Loan portfolio:
Residential real estate	$523,607	$7,290	5.58%	$450,436	$6,719	6.00%
Home equity	304,475	4,602	6.06%	297,628	3,268	4.42%
Commercial real estate	423,254	6,584	6.24%	355,144	4,864	5.51%
Other commercial	100,301	1,510	6.04%	76,047	955	5.05%
Loans to depository institutions	21,956	164	3.00%	9,011	26	1.16%
Installment	31,032	818	10.57%	26,964	744	11.10%
Indirect	6,966	193	11.11%	18,015	491	10.96%
Credit card	16,706	526	12.63%	18,004	539	12.04%
Previously securitized loans	45,583	2,836	24.95%	90,752	3,778	16.74%

Total loans	1,473,880	24,523	6.67%	1,342,001	21,384	6.41%
Securities:
Taxable	645,375	7,682	4.77%	680,100	7,374	4.36%
Tax-exempt	41,209	688	6.70%	38,100	703	7.42%

Total securities	686,584	8,370	4.89%	718,200	8,077	4.52%
Retained interest in securitized loans	—	—	—	547	67	49.26%
Deposits in depository institutions	5,061	24	1.90%	5,461	11	0.81%
Federal funds sold	—	—	—	—	—	—

Total interest-earning assets	2,165,525	32,917	6.10%	2,066,209	29,539	5.75%
Cash and due from banks	38,292			43,485
Bank premises and equipment	38,104			34,588
Other assets	140,308			99,983
Less: Allowance for loan losses	(17,489)			(20,053)

Total assets	$2,364,740			$2,224,212

Liabilities:
Interest-bearing demand deposits	428,700	845	0.79%	405,824	637	0.63%
Savings deposits	289,332	468	0.65%	282,620	366	0.52%
Time deposits	713,383	5,292	2.98%	662,611	4,712	2.86%
Short-term borrowings	158,170	787	2.00%	112,548	195	0.70%
Long-term debt	154,723	1,662	4.31%	215,264	1,950	3.64%

Total interest-bearing liabilities	1,744,308	9,054	2.08%	1,678,867	7,860	1.88%
Noninterest-bearing demand deposits	342,376			313,410
Other liabilities	28,105			24,476
Stockholders’ equity	249,951			207,459

Total liabilities and stockholders’ equity	$2,364,740			$2,224,212

Net interest income		$23,863			$21,679

Net yield on earning assets			4.42%			4.22%

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields, and Rates

(Unaudited) ($ in 000s)

	Six Months Ended June 30,
	2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Loan portfolio:
Residential real estate	$494,968	$13,809	5.63%	$445,780	$13,571	6.12%
Home equity	305,410	8,876	5.86%	291,947	6,444	4.44%
Commercial real estate	412,335	12,514	6.12%	352,008	9,731	5.56%
Other commercial	84,378	2,514	6.01%	75,320	1,917	5.12%
Loans to depository institutions	14,961	213	2.87%	6,154	35	1.14%
Installment	24,102	1,359	11.37%	29,028	1,621	11.23%
Indirect	8,025	441	11.08%	20,204	1,103	10.98%
Credit card	17,122	1,070	12.60%	18,209	1,093	12.07%
Previously securitized loans	50,230	5,917	23.75%	87,797	7,592	17.39%

Total loans	1,411,531	46,713	6.67%	1,326,447	43,107	6.54%
Securities:
Taxable	651,275	15,328	4.75%	677,143	14,598	4.34%
Tax-exempt	39,269	1,357	6.97%	39,037	1,437	7.40%

Total securities	690,544	16,685	4.87%	716,180	16,035	4.50%
Retained interest in securitized loans	—	—	—	6,636	807	24.46%
Deposits in depository institutions	4,391	42	1.93%	5,554	22	0.80%
Federal funds sold	290	4	2.78%	—	—	—

Total interest-earning assets	2,106,756	63,444	6.07%	2,054,817	59,971	5.87%
Cash and due from banks	41,063			44,097
Bank premises and equipment	36,229			34,796
Other assets	123,541			102,519
Less: Allowance for loan losses	(17,485)			(20,637)

Total assets	$2,290,104			$2,215,592

Liabilities:
Interest-bearing demand deposits	421,005	1,561	0.75%	401,639	1,241	0.62%
Savings deposits	283,258	823	0.59%	281,006	729	0.52%
Time deposits	685,619	10,089	2.97%	662,171	9,437	2.87%
Short-term borrowings	151,158	1,364	1.82%	114,881	361	0.63%
Long-term debt	151,796	3,247	4.31%	218,242	3,955	3.64%

Total interest-bearing liabilities	1,692,836	17,084	2.04%	1,677,939	15,723	1.88%
Noninterest-bearing demand deposits	332,069			310,509
Other liabilities	28,525			24,569
Stockholders’ equity	236,674			202,575

Total liabilities and stockholders’ equity	$2,290,104			$2,215,592

Net interest income		$46,360			$44,248

Net yield on earning assets			4.44%			4.33%

CITY HOLDING COMPANY AND SUBSIDIARIES

Analysis of Risk-Based Capital

(Unaudited) ($ in 000s)

	June 30 2005 (a)	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004
Tier I Capital:
Stockholders’ equity	$279,624	$219,302	$216,080	$210,285	$197,569
Goodwill and other intangibles	(63,833)	(6,204)	(6,255)	(6,306)	(6,357)
Accumulated other comprehensive income	3,334	5,890	1,144	(1,146)	6,454
Qualifying trust preferred stock	28,000	28,000	28,000	28,000	28,000
Excess deferred tax assets	—	(4,524)	(3,129)	—	(6,922)

Total tier I capital	$247,125	$242,464	$235,840	$230,833	$218,744

Total Risk-Based Capital:
Tier I capital	$247,125	$242,464	$235,840	$230,833	$218,744
Qualifying allowance for loan losses	18,298	16,325	17,815	18,537	18,939

Total risk-based capital	$265,423	$258,789	$253,655	$249,370	$237,683

Net risk-weighted assets	$1,732,341	$1,522,881	$1,524,581	$1,517,158	$1,514,261

Ratios:
Average stockholders’ equity to average assets	10.57%	10.08%	9.81%	9.26%	9.33%
Tangible capital ratio	8.83%	9.52%	9.51%	9.24%	8.71%
Risk-based capital ratios:
Tier I capital	14.27%	15.92%	15.47%	15.21%	14.43%
Total risk-based capital	15.32%	16.99%	16.64%	16.44%	15.68%
Leverage capital	10.59%	11.00%	10.74%	10.47%	9.89%
(a) June 30, 2005 risk-based capital ratios are estimated.

CITY HOLDING COMPANY AND SUBSIDIARIES Intangibles (Unaudited) ($ in 000s)

	As of and for the Quarter Ended
	June 30 2005	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004
Intangibles, net	$63,833	$6,204	$6,255	$6,306	$6,357
Intangibles amortization expense	95	51	51	51	51

CITY HOLDING COMPANY AND SUBSIDIARIES

Summary of Loan Loss Experience

(Unaudited) ($ in 000s)

	Quarter Ended
	June 30 2005	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004
Balance at beginning of period	$16,325	$17,815	$18,537	$19,833	$20,289

Allowance acquired through acquisition	3,265	—	—	—	—

Charge-offs:
Residential real estate	97	237	166	299	173
Home equity	226	421	5	105	66
Commercial real estate	653	393	105	1,134	44
Other commercial	10	36	14	220	22
Installment	263	308	458	568	457
Overdraft deposit accounts	832	744	586	631	610

Total charge-offs	2,081	2,139	1,334	2,957	1,372

Recoveries:
Residential real estate	16	37	137	196	133
Home equity	9	—	—	1	—
Commercial real estate	311	50	10	922	201
Other commercial	34	45	80	103	127
Installment	175	205	147	183	202
Overdraft deposit accounts	244	312	238	256	253

Total recoveries	789	649	612	1,661	916

Net charge-offs	1,292	1,490	722	1,296	456
Provision for loan losses	—	—	—	—	—

Balance at end of period	$18,298	$16,325	$17,815	$18,537	$19,833

Loans outstanding	$1,600,985	$1,343,247	$1,354,774	$1,343,897	$1,350,629

Average loans outstanding	1,473,880	1,348,489	1,347,297	1,348,265	1,342,001

Allowance as a percent of loans outstanding	1.14%	1.22%	1.31%	1.38%	1.47%

Allowance as a percent of non-performing loans	464%	490%	487%	515%	493%

Net charge-offs (annualized) as a percent of average loans outstanding	0.35%	0.44%	0.21%	0.38%	0.14%

CITY HOLDING COMPANY AND SUBSIDIARIES

Summary of Non-Performing Assets

(Unaudited) ($ in 000s)

	June 30 2005	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004
Nonaccrual loans	$2,709	$2,641	$2,147	$1,924	$1,792
Accruing loans past due 90 days or more	936	322	677	800	689
Previously securitized loans past due 90 days or more	299	372	832	876	1,544

Total non-performing loans	3,944	3,335	3,656	3,600	4,025
Other real estate owned	471	463	247	267	171

Total non-performing assets	$4,415	$3,798	$3,903	$3,867	$4,196

Non-performing assets as a percent of loans and other real estate owned	0.28%	0.28%	0.29%	0.29%	0.31%